EXHIBIT 10.9*

INDEPENDENT BANK CORPORATION LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT

This certifies that Independent Bank Corporation (the "Company") has on___________, 20xx (the "Award Date"), granted to ________________ (the "Participant") an award (the "Award") of _________ Performance Shares (the "Target Performance Shares") pursuant to and under the Independent Bank Corporation Long-Term Incentive Plan (the "Plan") and subject to the terms set forth in this agreement (the "Agreement"). A copy of the Plan has been delivered to the Participant. The Plan is incorporated into this Agreement by reference, and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan will govern. Any terms not defined herein will have the meaning set forth in the Plan.

1.    Definitions.

(a)    "Actual Performance Shares" means the number of Performance Shares earned and vested in accordance with Section 2 and payable to the Participant under Section 5 of this Agreement.

(b)    "Cause" means:

(i)    A material breach by the Participant of those duties and responsibilities of the Participant which do not differ in any material respect from the duties and responsibilities of the Participant during the 90-day period immediately prior to such breach (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Participant's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(ii)    The commission by the Participant of a felony involving moral turpitude.

(c)    "Common Stock" means the Company's no par value per share common stock.

(d)    "Peer Group " means financial institutions chartered as state or federal banking institutions or bank holding companies domiciled in the United States and with total year-end assets between $1 billion and $10 billion, whose securities are publicly traded on the major United States exchanges, as published by S&P Global, or any successor peer group approved by the Committee, determined as of each Award Date.

(e)    “Peer Group ROAA” means the ROAA of the Peer Group during the applicable Performance Period, as determined from the information published by S&P Global, or as may be determined by the Committee, in a manner consistent with determining Company ROAA.

(f)    "Peer Group TSR" means total shareholder return of the Peer Group during the applicable Performance Period, as determined from the information published by S&P Global for such Peer Group, or as may be determined by the Committee in a manner consistent with determining TSR for the Company.

(g)    "Performance Period" means the period of three (3) consecutive years commencing on the Award Date.

(h)    "Performance Share" means the right to receive one (1) share of Common Stock subject to certain restrictions and on the terms and conditions contained in this Agreement and the Plan.

(i)    “Return on Average Assets or ROAA” with respect to the Company shall mean the average of the Company's annual income during the Performance Period, divided by its annual average assets, during the Performance Period.

(j)    “Total Shareholder Return” or “TSR” with respect to the Company shall mean the quotient of (a) the Average Fair Market Value of the Company's Common Stock on the last day of the Performance Period divided by (b) the Average Fair Market Value of the Company's Common Stock on the Award Date. For purposes of calculating the Company's TSR, the Average Fair Market Value on the last date of the Performance Period shall be adjusted to reflect any and all cash, stock or in-kind dividends paid on the Company's Common Stock during the Performance Period. Average Fair Market Value shall mean the average of the Fair Market Value (as defined in the Plan) of the Company's Common Stock during the ten (10) trading day period immediately prior to the Award Date and the last day of the Performance Period, as applicable.

2.    Determination of Actual Performance Shares. The Actual Performance Shares which may be earned and vested by Participant shall equal (a) the number of Target Performance Shares, multiplied by (b) the Earnout Percentage, as determined under this Section 2.

(a)    Determination of TSR and ROAA.

(i)    Determination of Company TSR and ROAA. Within sixty (60) days after the end of each Performance Period, the Committee will determine the Company’s TSR and ROAA during the Performance Period.

(ii)    Determination of Peer Group TSR and ROAA. Within sixty (60) days after the end of each Performance Period, the Committee will determine the Peer Group TSR and Peer Group ROAA during the Performance Period.

(b)    Calculation of Earnout Percentage. The Earnout Percentage shall equal the sum of the Earnout Percentages under Section 2(b)(i) and (ii), determined in accordance with the following:

    (i)

If the Company's TSR is:	The Earnout TSR Percentage is:
<25th Percentile	—%
25th Percentile	25%
50th Percentile	50%
75th Percentile	75%
≥90th Percentile	100%

    (ii)

If the Company's ROAA is:	The ROAA Earnout Percentage is:
<25th Percentile	—%
25th Percentile	25%
50th Percentile	50%
75th Percentile	75%
≥90th Percentile	100%

The Earnout Percentages between the above performance levels set forth in Section 2(b)(i) and (ii) shall be determined based on straight line interpolation.

(c)    Calculation of Actual Performance Shares after a Change in Control. If a Change in Control occurs during the Performance Period, the Committee will determine the Participant's Actual Performance Shares in accordance with the following:

(i)    The Committee will determine the TSR and ROAA for the Company and the Peer Group TSR and ROAA for the period beginning on the first day of the Performance Period and ending on the date immediately prior to the effective date of the Change in Control (the "Adjusted Performance Period").

(ii)    The Committee shall determine the Earnout Percentage under the formula set forth in Section 2(b) above during the Adjusted Performance Period (the "Adjusted Earnout Percentage").

(iii)    The Actual Performance Shares shall equal the product of (a) the number of Target Performance Shares, and (b) the Adjusted Earnout Percentage, multiplied by a fraction, the numerator of which is the number of days in the Adjusted Performance Period and the denominator of which is 1,095.

(d)    Certification. Not later than ninety (90) days after the end of the Performance Period or five (5) days after the Adjusted Performance Period, as applicable, the Committee shall determine the Actual Performance Shares and shall certify such finding to the Company and the Participant.
3.    Adjustments to Actual Performance Shares Following Termination of Employment.

(a)    Termination Due to Death, Disability or Termination Without Cause. In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to:

(i)    Death;

(ii)    Disability; or

(iii)    Termination by the Company or a Subsidiary without Cause,

the Participant's Actual Performance Shares will equal the Actual Performance Shares determined under Section 2 multiplied by a fraction, the numerator of which is the number of full calendar months, beginning on the first day of the Performance Period and ending on the date of the Participant's termination of employment, and the denominator of which is 36.

(b)    Termination Due to Retirement Prior to the Last Year of Performance Period. If the Employee is age 60 or older and retires from the Company or a Subsidiary prior to the end of the Second Year of the Performance Period, the Participant's Actual Performance Shares will be equal to the Actual Performance Shares determined under Section 2, multiplied by a fraction, the numerator of which is the number of full calendar months, beginning on the first day of the Performance Period and ending on the date of the Participant's Retirement, and the denominator of which is 36.

(c)    Termination Due to Retirement After the Second Year of the Performance Period. If the Employee is age 60 or older and retires from the Company or a Subsidiary during the Performance Period on or after the last date of the Second Year of the Performance Period, no adjustment to the Actual Performance Shares shall be made.

(d)    Termination of Employment for Other Reasons. In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period for any reason other than Death, Disability, Retirement, or Termination by the Company or a Subsidiary without Cause, then Participant's rights to all of the Target Performance Shares granted in this Award will be immediately and irrevocably forfeited upon such termination of employment.

4.    Rights of the Participant with Respect to Performance Shares.

(a)    No Shareholder Rights. The Performance Shares granted pursuant to this Award do not and will not entitle Participant to any rights of a shareholder of Common Stock, including the right to receive dividends. The rights of the Participant with respect to the Performance Shares will remain forfeitable at all times prior to the end of the Performance Period and as otherwise provided in the Plan. Prior to conversion of Performance Shares into Common Stock, such Performance Shares will represent only an unsecured obligation of the Company.

(b)    Conversion of Performance Shares; Issuance of Common Stock. No shares of Common Stock will be issued to Participant prior to the date on which the Performance Shares vest and become Actual Performance Shares under the provisions of Section 2 of this Agreement. Neither this subsection (b) nor any action taken pursuant to or in accordance with this subsection (b) will be construed to create a trust of any kind. After any Performance Shares vest and become Actual Performance Shares and any tax withholding obligations related to such Actual Performance Shares have been satisfied pursuant to Section 7, the Company will, within 60 days thereafter, cause to be issued to the Participant or the Participant's legal representatives, beneficiaries or heirs, as the case may be, a stock certificate or book entry representing the number of shares of Common Stock in payment of such vested whole Actual Performance Shares. The value of any fractional Performance Share will be paid in cash at the time certificates are delivered to Participant in payment of the Actual Performance Shares based on the Fair Market Value of a share of Common Stock on the day preceding the date of distribution.

5.    Restriction on Transfer.

(a)    The Performance Shares and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition will be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Performance Shares upon the death of Participant.

(b)    No transfer by will or the applicable laws of descent and distribution of any Performance Shares that vest by reason of Participant's death will be effective to bind the Company unless the Committee will have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

6.    Adjustments to Performance Shares for Certain Corporate Transactions. Adjustments to Performance Shares will be determined in accordance with this Section 6.

(a)    The Committee will make an appropriate and proportionate adjustment to the number of Target Performance Shares granted under this Award if:

(i)    The outstanding shares of Common Stock are increased or decreased, as a result of merger, consolidation, sale of all or substantially all of the assets of the Company, reclassification, stock dividend, stock split, reverse stock split with respect to such shares of Common Stock or other securities, or

(ii)    Additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities or exchanged for a different number or kind of shares or other securities through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities.

(b)    The Committee may make an appropriate and proportionate adjustment in the number of Target Performance Shares granted under this Award if the outstanding shares of Common Stock are increased or decreased as a result of a recapitalization or reorganization not included within subsection (a) above.

7.    Tax Withholding.

(a)    In order to comply with all applicable federal, state, and local tax withholding laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant's federal, state, and local tax obligations arising from the receipt of, or the lapse of restrictions relating to, the Performance Shares, by any of the following means or by a combination of such means set forth below. If the Participant fails to notify the Company of his or her election, the Company will withhold shares of Common Stock as described in paragraph (ii), below.

(i)    Tendering a payment to the Company in the form of cash, check (bank check, certified check or personal check) or money order payable to the Company;

(ii)    Authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Participant a number of such shares having a Fair Market Value as of the date that the amount of the tax to be withheld is to be determined (the "Tax Date) less than or equal to the minimum amount of the Company's withholding tax obligation; or

(iii)    Delivering to the Company unencumbered shares of Common Stock already owned by Participant having a Fair Market Value, as of the Tax Date, less than or equal to the minimum amount of the Company's withholding tax obligation. Any shares of Common Stock already owned by Participant referred to in this paragraph (iii) must have been owned by Participant for no less than six (6) months prior to the date delivered to the Company if such shares of Common Stock were acquired upon the exercise of an Option or upon the vesting of Restricted Stock or other Restricted Stock Units.

The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, will round the number of shares up or down to the nearest number of full shares. Participant's election must be made on or before the Tax Date.

8.    Miscellaneous.

(a)    Neither this Award Agreement nor the Plan confers on Participant any right with respect to the continuance of employment by the Company or any Subsidiary, nor will there be a limitation in any way on the right of the Company or any Subsidiary by which Participant is employed to terminate his or her employment at any time.

(b)    In the event of a restatement of the Company’s consolidated financial statements for any interim or annual period (“Restatement”), the Committee may determine that the Award exceeds the amount that would have been awarded or received had the Restatement been known at the time of the original Award or at the time of vesting of any Actual Performance Shares. In the event that the Committee makes such a determination, the Company shall have the right: (i) in the instance of a Participant whose misconduct or violation of a Company policy causes such Restatement (“Cause”), to terminate, require forfeiture of, or adjust any Awards made to Participant and to require the repayment of any gain on any Award or on any Actual Performance Shares, realized within twelve (12) months of the Restatement and; (ii) in the instance where a Participant is an officer subject to Section 16 of the Securities and Exchange Act of 1934, and without regard to whether such Participant caused the Restatement, to adjust any vested or unvested Award made during the period covered by the Restatement to reflect the impact of the Restatement. Both cause and the amount of adjustment and/or repayment shall be determined by the Committee in its sole discretion and its decision shall be final and binding upon the Participant(s).

(c)    The Company will not be required to deliver any shares of Common Stock upon vesting of any Actual Performance Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(d)    An original record of this Award and of the Participant’s acceptance and acknowledgement will be held on file by the Company. This Agreement and the Participant’s acknowledgement may be made by either paper or electronic format as specified by the Company. To the extent there is any conflict between the terms contained in this Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company will control.

    INDEPENDENT BANK CORPORATION

        By:        _____________________________
Its Executive Vice President and Chief
        Financial Officer

ACCEPTANCE AND ACKNOWLEDGEMENT

I accept the Award described herein and in the Plan, acknowledge receipt of a copy of this Agreement and the Plan, and acknowledge that I have read them carefully and that I fully understand their contents.

PARTICIPANT

Dated